UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2008

CNET NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33915	13-3696170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

235 Second Street, San Francisco, California 94105

(Address of principal executive offices)

(415) 344-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Pursuant to the previously announced Agreement and Plan of Merger, dated as of May 15, 2008 (the “Merger Agreement”), among CBS Corporation, a Delaware corporation (“Parent”), Ten Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and CNET Networks, Inc. (the “Company”), Purchaser merged with and into the Company in a “short-form” merger under Section 253 of the Delaware General Corporation Law (the “Merger”) on June 30, 2008. As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the NASDAQ Global Select Market (“NASDAQ”). Accordingly, on June 30, 2008, at the Company’s request, NASDAQ filed with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 25 thereby effecting the delisting of the common stock, par value $0.0001 per share, of the Company (the “Shares”) from NASDAQ and the deregistration of the Shares under the Exchange Act.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on May 15, 2008.

Item 3.02. Unregistered Sales of Equity Securities.

On June 27, 2008, in accordance with the terms of the Merger Agreement, Parent exercised the option (the “Top-Up Option”) to purchase Shares directly from the Company and purchased 215 million Shares (the “Top-Up Shares”) at a price of $11.50 per Share, the same amount paid for each Share tendered and accepted for payment by Purchaser pursuant to its previously announced tender offer (the “Offer”) to purchase all of the outstanding Shares. Parent paid the purchase price by delivery of a promissory note and contributed the Top-Up Shares to Purchaser. The Top-Up Shares, when combined with the Shares purchased in the Offer, were sufficient to give Purchaser aggregate ownership of more than 90% of the outstanding Shares. At the time of the exercise of the Top-Up Option, Purchaser was a direct wholly-owned subsidiary of Parent. At the effective time of the Merger, the Top-Up Shares were cancelled. Subsequently, the promissory note (including accrued interest) was extinguished as a result of a dividend payment from the Company to Parent. The Top-Up Shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act for transactions not involving a public offering.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, upon the effective time of the Merger, the directors of Purchaser immediately prior to the effective time became the directors of the surviving corporation in the Merger and the officers of the Company became the officers of the surviving corporation in the Merger, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

The directors of the Company immediately prior to the effective time of the Merger executed resignation letters that became effective in connection with the consummation of the Merger. None of the directors of the Company prior to the effective time of the Merger stated that his or her resignation related to any disagreement relating to the Company’s operation, policies or practices.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company’s certificate of incorporation was amended and restated in its entirety to be in the form set forth on Exhibit A to the Merger Agreement, which form is substantially similar to the certificate of incorporation of Purchaser, as in effect immediately prior to the effective time of the Merger (except that the name of the surviving corporation set forth therein is “CNET Networks, Inc.” and the indemnification provisions for directors and officers remain consistent with the corresponding provisions in the Company’s certificate of incorporation in effect prior to the Merger). Such amended and restated certificate of incorporation became the certificate of incorporation of the surviving corporation. A copy of the certificate of incorporation of the Company, as amended and restated pursuant to the Merger, is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company’s by-laws were amended and restated in their entirety to be in the form set forth on Exhibit B to the Merger Agreement, which form is substantially similar to the by-laws of Purchaser, as in effect immediately prior to the effective time of the Merger (except that the name of the surviving corporation set forth therein is “CNET Networks, Inc.” and the indemnification provisions for directors and officers remain consistent with the corresponding provisions in the Company’s by-laws in effect prior to the Merger). A copy of the by-laws of the Company, as amended and restated pursuant to the Merger, is attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation of CNET Networks, Inc.

3.2	By-laws of CNET Networks, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2008

CNET Networks, Inc.

By:	/s/ Andy Sherman
Name:	Andy Sherman
Title:	Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation of CNET Networks, Inc.

3.2	By-laws of CNET Networks, Inc.

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